Exhibit 99.2

NEWS

For immediate release

AAR CORP. Announces New $50 Million Stock Repurchase Program

Wood Dale, IL, June 14, 2012 — AAR CORP. (NYSE: AIR) announced today that its Board of Directors authorized the Company to repurchase up to $50 million of its outstanding shares of common stock.

“Upon review of the Company’s performance, its long-term value and prospects, and the recent trading range of its common stock, the Board determined that a stock repurchase program of up to $50 million was in the best interests of the Company’s stockholders,” said David P. Storch, Chairman and Chief Executive Officer of the Company.

The Company will fund any repurchases through available cash and cash generated from operations.  The Company may repurchase shares from time to time on the open market or in private transactions in accordance with applicable U.S. federal securities laws and regulations, including SEC Rule 10b-18.  The timing and size of any repurchases will depend on price, market conditions, and other factors as determined by the Company’s management, in its discretion.  The program, which replaces an earlier stock repurchase program in effect since 2006, may be modified, suspended or discontinued at any time.

About AAR

AAR is a leading provider of value added products and services to the worldwide aerospace and government/defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Government and Defense Services. More information can be found at www.aarcorp.com.

Contact: Rick Poulton, Chief Financial Officer, AAR CORP. (630) 227-2075 | rick.poulton@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2011. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101